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Exhibit 2.1(e)


                                 THIRD AMENDMENT

                                       TO

                         RECEIVABLES PURCHASE AGREEMENT



        THIS THIRD AMENDMENT dated as of December 23, 1998 (this "Amendment") to the Receivables Purchase Agreement, dated as of March 25, 1997 as amended and supplemented from time to time prior to the date hereof, (the "Receivables Purchase Agreement"), by and among CONE RECEIVABLES LLC, a Delaware limited liability company, as seller (the "Seller"), CONE MILLS CORPORATION, a North Carolina corporation, as servicer (the "Servicer") and in its individual capacity, and DELAWARE FUNDING CORPORATION, a Delaware corporation, as buyer (the "Buyer"), is by and among the parties listed above. Capitalized terms used in this Amendment and not otherwise defined shall have the meanings assigned to such terms in the Receivables Purchase Agreement.

                                    RECITALS

        WHEREAS, the parties to the Receivables Purchase Agreement desire to amend the Receivables Purchase Agreement as provided herein in accordance with
Section 8.06 of the Receivables Purchase Agreement;

        NOW THEREFORE, in consideration of the premises and the agreements contained herein, the parties hereto agree as follows:

        SECTION 1. Amendment to Section 5.03 of the Receivables Purchase Agreement. Section 5.03 of the Receivables Purchase Agreement is hereby amended by adding the following:

        (p) Year 2000 Compliance. The Servicer has initiated a review and assessment of all computer applications which are related to or involved in the origination, collection, management or servicing of the Receivables (the "Receivables System") in connection with making a determination about whether such Receivables System will be able to perform properly date-sensitive functions for all dates before and after January 1, 2000 (that is, be "Year 2000 Compliant"). The Servicer is taking action to ensure that the Receivables
System will be Year 2000 Compliant.

        SECTION 2. Amendment to Section 6.01 of the Receivables Purchase Agreement. Section 6.01 of the Receivables Purchase Agreement is


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hereby amended by adding the following:

        (x) Year 2000 Covenant. The Servicer shall take all necessary actions to ensure that each Receivable System is Year 2000 Compliant. On or before January 1, 1999, the Servicer will promptly notify the Agent in the event the Servicer discovers that any computer application of the Servicer and its consolidated subsidiaries that is necessary for the origination, collection, management or servicing of the Receivables will not be Year 2000 Compliant on or before December 31, 1999. The Servicer will deliver simultaneously with any quarterly or annual financial statement or reports to be delivered under this Agreement, a letter signed by an appropriate officer, to the effect to such officer's knowledge, after due inquiry, no material events, problems or conditions have occurred which would prevent or delay the Servicer's plan to become Year 2000 Compliant or if any such material events, problems or conditions have occurred.

        SECTION 3. Amendment to Section 7.01 of the Receivables Purchase Agreement. Section 7.01(n) of the Receivables Purchase Agreement is hereby amended in its entirety to read as follows:

        (n) the unsecured long-term debt rating of the Corporation shall be downgraded below BB- or Ba3 by S&P or Moody's, respectively;

        SECTION 4. Receivables Purchase Agreement in Full Force and Effect as Amended. Except as specifically stated herein, all of the terms and conditions of the Receivables Purchase Agreement shall remain in full force and effect. All references to the Receivables Purchase Agreement in any other document or instrument shall be deemed to mean the Receivables Purchase Agreement, as amended by this Amendment. This Amendment shall not constitute a novation of the Receivables Purchase Agreement, but shall constitute an amendment thereto. The parties hereto agree to be bound by the terms and obligations of the Receivables Purchase Agreement, as amended by this Amendment, as though the terms and obligations of the Receivables Purchase Agreement were set forth herein.

        SECTION 5. Prior Understandings. This Amendment sets forth the entire understanding of the parties relating to the subject matter hereof, and supersedes all prior understandings and agreements, written or oral.

        SECTION 6. Effectiveness. The amendments provided for by this Amendment shall become effective as of the date hereof, upon receipt by the Buyer of (a) executed counterparts of this Amendment and (b) a certificate of an officer of each of the Seller and the Servicer to the effect that the representations and warranties in Section 5.01 and


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                                                                         Page 39

5.03, as applicable, of the Receivables Purchase Agreement are true and correct as of the date hereof and that no Termination Event or Potential Termination Event shall exist as of the date hereof.

        SECTION 7. Counterparts. This Amendment may be executed in any number of counterparts and by separate parties hereto on separate counterparts, each of which when executed shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument.

        SECTION 8. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized officers as of the date hereof.



                             CONE RECEIVABLES LLC,
                             By: Cone Mills Corporation,
                                    its sole member

                             By:    /s/   David E. Bray
                                    ------------------------
                                    Name: David E. Bray
                                    Title:Treasurer

                             CONE MILLS CORPORATION


                             By:    /s/   Neil W. Koonce
                                    ------------------------
                                    Name: Neil W. Koonce
                                    Title:Vice President & General Counsel

                             DELAWARE FUNDING CORPORATION,

                             By:     Morgan Guaranty Trust Company of
                                     New York, as attorney-in-fact for
                                     Delaware Funding Corporation

                             By:    /s/   Robert S. Jones
                                    ------------------------
                                    Name: Robert S. Jones
                                    Title:Vice President